Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-200192) on Form S-3, and the Registration Statements (Nos. 333-188808 and 333-200193) on Form S-8, of First NBC Bank Holding Company of our reports dated August 25, 2016, with respect to the consolidated financial statements of First NBC Bank Holding Company and the effectiveness of internal control over financial reporting of First NBC Bank Holding Company, included in the Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

New Orleans, Louisiana
August 25, 2016